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


            STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE


                                             September 30,                                     Year Ended
                                                  1999                                        December 31,
                                              (Unaudited)                  1998                   1997
                                              -----------                  ----                   ----
Basic:
  Net loss                                    $(6,374,805)              $     (900)             $         -

Total Weighted Average Number of
Common Shares
Basic                                          39,037,678                3,000,000                3,000,000

Net Loss Per Share:
Basic                                         $      (.16)              $     (.00)             $         -

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